EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Applied Signal Technology, Inc. 2004 Stock Incentive Plan of our reports dated January 9, 2008, with respect to the consolidated financial statements of Applied Signal Technology, Inc. and the effectiveness of internal control over financial reporting of Applied Signal Technology, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2007, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Jose, California
April 8, 2008